EXHIBIT 99.1

MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed

Westfield Massachusetts	(413) 568-9571

March 31, 2006

Mestek, Inc. (the “Company”) today announced that, the Company is proceeding with its previously announced intention to enter into a “going private” transaction (the “Transaction”), upon specific terms and conditions determined as a result of the work and recommendation of a Special Committee consisting entirely of independent directors of the Board of Directors of the Company. Completion of the Transaction is subject to approval by the Company’s Board of Directors of definitive documentation and proposed amendments to the Company’s Articles of Incorporation and by-laws and approval by the shareholders of the Company of an amendment to the Company’s Articles of Incorporation. There can be no assurances that the Transaction will be consummated.

A general description of the terms and conditions of the proposed Transaction is as follows:

Structure

The Company will amend its Articles of Incorporation to effect a 1-for-2000 reverse split of the Company’s issued and outstanding shares of common stock, which will have the effect of cashing out those shareholders holding fewer than 2000 shares at a price of $15.24 per share. Shareholders holding 2000 shares or more will not receive a cash payment and will remain shareholders of the Company.

Shareholder Protections

For a period of five years following the Transaction, the Company will provide the following shareholder protections:

Board and committee composition. A majority of the Company’s board and its entire audit and compensation committees will consist of independent directors.

Financial reporting. The Company will provide each of its shareholders with quarterly and annual financial reports, similar in general content to, but not necessarily in as great detail or in the same format as, the reports required by the Securities Exchange Act of 1934, as amended.

Shareholder questions. The Company’s management will entertain questions asked by its shareholders and answer the questions fully and frankly.

Conflicts. The Company will disclose to the independent directors and its shareholders information relating to (1) any interested transaction as may be proposed, whether involving an insider or otherwise posing a conflict of interest, and (2) compensation paid to the Company’s management.

Whistleblower hotline. The Company will provide a hotline to facilitate outside shareholders’, employees’, suppliers’ and others’ confidential reporting of improper conduct to the Company’s Audit Committee or other designated governing body.

Pink Sheets. The Company will undertake to use reasonable efforts to cause its common stock to be published on the “so-called” Pink Sheets publication service and will also undertake to assist individuals and institutions to liquidate their substantial holdings including, without limitation, using its best efforts to find a broker willing to execute Pink Sheets orders in the Company’s common stock.

Dutch Auction. In each of the five calendar years immediately following the Transaction, the Company will undertake to hold one Dutch auction for its common stock, and to purchase up to $2,500,000 of its common stock in each auction. This commitment is subject to the Company’s ability to meet reasonable constraints imposed by bank covenants and financial ratios, as determined by a majority of the Company’s board of directors.

In addition, each shareholder cashed out in the Transaction will receive a right to payment in the one year following the Transaction for an event such as a sale of all or a substantial part of the Company, resulting in a per share value exceeding the price received by the cashed out shareholder in the Transaction.

John E. Reed, Chairman and CEO of the Company, indicated as follows:

“We have given much consideration to the increased costs of remaining a public, reporting company, the time spent by senior management on corporate governance issues relating to being a public company and the lack of our Company having had the need, to any significant degree, to utilize the benefits of being a public company, such as access to public equity or debt markets or the use of Company marketable securities as currency for acquisitions or incentive plans. These considerations lead us to believe that it will be beneficial for the Company to become private and de-list itself from the New York Stock Exchange in conjunction with this year’s Annual Meeting of the Shareholders, presently scheduled for July 25, 2006.

We appreciate all of the work of the Special Committee and the Board of Directors as a whole to ensure this proposed transaction is in the best interests of the Company and all of its constituents, most importantly, its shareholders.”

This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words

“believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Mestek (or entities in which Mestek has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Mestek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.